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                                                                   EXHIBIT 23. 4


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 18, 2001 with respect to the consolidated combined financial statements of Seagate Removable Storage Solutions Business, an operating business of Seagate Technology, Inc., the Predecessor to Seagate Technology Removable Storage Holdings, included in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Seagate Technology International for the registration of $210,000,000 of its Senior Subordinated Notes due 2007.


                                        /s/ Ernst & Young LLP


San Jose, California
April 18, 2001